Exhibit 23J-

To The Shareholders and Trustees
Sirius Investment Trust:

We have audited the accompanying statement of assets and liabilities of the Sirius Investment Trust (the "Trust"), (comprised of the Sirius Small-Cap Fund, the Sirius American Endeavor Fund, and the Sirius Mid-Cap Fund) as of September 22, 2003. This financial statement is the responsibility of the Trust's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of assets and liabilities presentation. Our procedures included confirmation of cash held by the custodian as of September 22, 2003, by correspondence with the custodian. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of the respective portfolios constituting the Sirius Investment Trust as of September 22, 2003, in conformity with accounting principles generally accepted in the United States of America.

McCurdy & Associates CPA's, Inc.
Westlake, Ohio
September 22, 2003

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our report dated September 22, 2003, for the Sirius Small-Cap Fund, the Sirius American Endeavor Fund, and the Sirius Mid-Cap Fund (the "Funds") and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 2 to Sirius Investment Trust's Registration Statement on Form N-1A (file No. 333-102844 and 811-21290), including the heading "Accountants" in the Statement of Additional Information of the Fund.



     McCurdy & Associates CPA's, Inc.
     Westlake, Ohio
     September 22, 2003

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